Exhibit 10.15

SECOND LEASE AMENDMENT

This Second Lease Amendment (“Second Amendment”) is entered into effective February 25,2015 by and between COUPONS.COM INCORPORATED, a Delaware corporation (“Tenant”), and 400 LOGUE LLC, a California limited liability company (“Landlord”), with reference to the following facts:

A. Landlord (as successor to MSCP Logue LLC), and Tenant (successor following merger to Coupons, Inc.) are parties to that certain Lease dated for reference purposes August 11, 2006, as amended thereafter by the First Lease Amendment dated March 19, 2009 (the “First Amendment”), for the lease by Tenant of space in the Building located at 400 Logue Avenue, Mountain View, California, as more particularly described in such lease (the “Lease”). All capitalized terms not otherwise defined herein shall have the meaning defined in the Lease.

B. Tenant and Landlord desire to further amend the Lease to extend the Lease Term and to make certain other changes to the Lease, upon the terms and conditions hereinafter set forth.

Now, therefore, in consideration of the foregoing and the mutual covenants hereinafter contained, and for other good and valuable considerations, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Extension of Term. The current Lease Term (as extended by the First Amendment) is scheduled to expire on October 31, 2016. Landlord and Tenant hereby agree that the Lease Term is extended to and shall now expire on December 31, 2020. The extension of the Lease Term under this Second Amendment is upon the same terms and conditions set forth in the Lease, except as otherwise expressly set forth in this Second Amendment.

2. Base Rent. Base Rent for the Lease Term, as extended herein, shall remain One Hundred Twelve Thousand Six Hundred Forty Two Dollars and Eighty Six Cents ($112,642.86) per month payable in advance on the first day of each month through and including December, 2020.

3. Rent Credit. Tenant shall receive a rent credit of Two Hundred Thousand Dollars ($200,000) for the 2015 calendar year to be applied equally to rent for November and December, 2015. Tenant shall receive four (4) additional rent credits in the amount of Seventy Five Thousand Dollars ($75,000) each, one such rent credit to be applied to rent for the month of November of each calendar year 2016, 2017, 2018 and 2019. Tenant shall pay the balance of any rent due for the month in which the credit is applied pursuant to the terms of the Lease.

4. Current Alterations. Landlord has reviewed the schematic and concept drawings attached hereto as Exhibit A and approves them as to the basic components of the remodel proposed by Tenant. Landlord reserves the right to review and approve the final plans and specifications for the remodel as set out in paragraph 5.2 [Tenant’s Alterations] of the Lease, provided that such approval by Landlord shall not be unreasonably withheld, conditioned or delayed.

5. General Provisions.

5.1 Confirmation. Tenant acknowledges and agrees that to its actual, present knowledge: (a) aside from the rent credits provided for in this Second Amendment, all free rent and any other concession required under the Lease have been granted, used and otherwise satisfied; (b) Landlord is currently in compliance with all of its obligations under the Lease; and (c) Tenant has no offset, claim, recoupment or defense against the payment of rent and other sums and the performance of all obligations of Tenant under the Lease.

5.2 Miscellaneous. This Second Amendment shall be binding upon and inure to the benefit of the parties hereto and their successors and assigns. As amended hereby, the Lease shall remain in full force and effect. In case of any conflict between any term or provision of this Second Amendment and the Lease, the term or provision of this Second Amendment shall govern.

5.3 Counterparts. This Second Amendment may be executed in one or more counterparts, including any facsimile or other electronic version of same. each of which shall be deemed an original, but all of which when taken together shall constitute one agreement.

5.4 Effectiveness. The parties agree that the submission of a draft or copy of this Second Amendment for review or signature by a party is not intended, nor shall it constitute or be deemed, by either party to be an offer to enter into a legally binding agreement with respect to the subject matter hereof, and may not be relied on for any legal or

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equitable rights or obligations. Any draft or document submitted by Landlord or its agents to Tenant shall not constitute a reservation of or option or offer in favor of Tenant. The parties shall be legally bound with respect to the subject matter hereof pursuant to the terms of this Second Amendment only if, as and when all the parties have executed and delivered this Second Amendment to each other. Prior to the complete execution and delivery of this Second Amendment by all parties, each party shall be free to negotiate the form and terms of this Second Amendment in a manner acceptable to each party in its sole and absolute discretion. The parties acknowledge and agree that the execution and delivery by one party prior to the execution and delivery of this Second Amendment by the other party shall be of no force and effect and shall in no way prejudice the party so executing this Second Amendment or the party that has not executed this Second Amendment.

5.5 Real Estate Brokers. Tenant and Landlord represent and warrant to the other that neither of them have authorized or employed, or acted by implication to authorize or employ, any real estate broker or salesman to act for either of them in connection with this Second Amendment. Tenant agrees to indemnify, defend and hold harmless Landlord from and against any and all claims by any real estate broker or salesman whom Tenant authorized or employed, or acted by implication to authorize or employ, to act for Tenant in connection with this Second Amendment. Landlord agrees to indemnify, defend and hold harmless Tenant from and against any and all claims by any real estate broker or salesman whom Landlord authorized or employed, or acted by implication to authorize or employ, to act for Landlord in connection with this Second Amendment.

5.6 Authority. Each party represents and warrants to the other that it is duly authorized to enter into this Second Amendment and perform its obligations without the consent or approval of any other party, and that the person signing on its behalf is duly authorized to sign on behalf of such party.

IN WITNESS WHEREOF, this Second Amendment has been executed as of the date set forth above.

LANDLORD:		TENANT:

400 LOGUE, LLC,		COUPONS.COM INCORPORATED,
a California limited liability company		a Delaware corporation

By	/s/ Jack Kasbergen	By	/s/ Richard Hornstein
Name	JACK KASBERGEN	Name	Richard Hornstein
Title	OWNER	Title	General Counsel

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